Exhibit 23.3


                       Consent of Independent Accountants

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Metromedia International Group, Inc. of our report dated May 3, 1996 appearing on page F-2 of The Samuel Goldwyn Company's Annual Report on Form 10-K for the year ended March 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule which appears on page F-21 of The Samuel Goldwyn Company's Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




Price Waterhouse LLP
May 30, 1996